EXHIBIT 4.21

                      TRANSLATION FROM THE ORIGINAL SPANISH

           NOVATION OF CLAUSE 6.3 OF THE SENIOR-MANAGEMENT EMPLOYMENT
         AGREEMENT, SIGNED BY AND BETWEEN MEDIA PLANNING GROUP, S.A. AND
                     MR. LEOPOLDO RODES, ON JANUARY 20, 2001

                                              In Barcelona, on December 19, 2005

                                     WHEREAS

Party of the first part:

MR. FERNANDO RODES, of legal age, with ID 46.219.948-E, agent of MEDIA PLANNING GROUP, S.A., a Spanish company with domicile in Barcelona, C/ Dr. Fleming, 17.

Hereinafter this party shall also be called COMPANY.

Party of the second part:

MR. LEOPOLDO RODES, of legal age, with domicile in Barcelona, calle Sor Eulalia de Anzizu, 59, holder of national identification document number 36210822-J, acting on his own behalf and interest. Hereinafter he shall be called MANAGER.

                                    REPRESENT

I. That both parties have signed a special Senior-Management employment agreement dated January 20, 2001 (hereinafter the AGREEMENT).

II. That in virtue of such agreement, and given the special position of trust of the office held by Mr. Leopoldo Rodes, it was agreed in Clause 6.3, as one of the causes of indemnified termination of the AGREEMENT at Senior Management levels, that MANAGER may terminate the agreement when, for whatever reason, the Chairman & CEO of Havas Advertising, S.A., Mr. Alain de Pouzilhac, ceased providing his services to Havas Advertising, S.A.


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III.  That on June 21,  2005,  Mr. Alain de  Pouzilhac,  Chairman & CEO of Havas
Advertising, S.A., ceased providing services to Havas Advertising, S.A., fulfilling on that date the condition agreed in the aforementioned Clause 6.3 to terminate with indemnification the MANAGER's senior-management agreement.

IV. That, notwithstanding the aforesaid, and keeping in mind the current and past circumstances of the company, for exceptional reasons, both parties agree that the six-month term to be calculated from the effective departure of Mr.
Alain de Pouzilhac should be extended, wherefore both parties have agreed to novate the content of Clause 6.3 of the Senior-Management agreement dated January 20, 2001.

V. That this novation shall only affect the content of Clause 6.3 of the AGREEMENT, insofar as extending the term for MANAGER to be able to terminate his employment agreement with a right to the indemnification agreed in Clause 6.1 of the AGREEMENT. Pursuant to the aforesaid, the effectiveness of the remaining conditions stipulated in the aforementioned AGREEMENT is retained.

VI. That this novation to the senior-management agreement signed by the Parties on January 20, 2001 has been considered and approved in advance by (i) the HAVAS, S.A. Compensation Committee; and (ii) by the Board of Directors of Media Planning Group S.A., through a board resolution dated December 19, 2005.

Now, therefore, both parties freely agree to novate Clause 6.3 of the AGREEMENT, pursuant to the following

                                     CLAUSES

FIRST. That the content of Clause 6.3 of the Senior-Management Agreement signed by and between the Parties on January 20, 2001 is amended, and now reads pursuant to the following terms:

"Clause 6.3

      Manager may likewise terminate the agreement with a right to the indemnification agreed in Clause 6.1 when, for any reason, the current Chairman & CEO of Havas Advertising, S.A., Mr. Alain de Pouzilhac, ceases to perform his services at Havas Advertising, S.A., provided that such termination


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      occurs within the eighteen months  following the  aforementioned  removal, severance or executive termination of the functions of Chairman & CEO."

SECOND. That inasmuch as the effective severance of Mr. Alain de Pouzilhac took place on June 21, 2005, the Senior Manager shall have a period of up to December 21, 2006, inclusive, to be able to exercise termination of his agreement pursuant to Clause 6.3 of the new wording given thereto by this novation agreement.

THIRD. That this novation amending the employment agreement shall take effect on the date this agreement is signed, and it shall affect only the novated clause, the remainder of the content of the aforementioned agreement remaining unchanged.

And in witness whereof, this document is signed in duplicate copies at the place and on the date indicated in the heading.


/s/ Fernando Rodes                                  /s/ Leopoldo Rodes
Signed                                              Signed
MEDIA PLANNING GROUP, S.A.                          MANAGER
Fernando Rodes                                      Leopoldo Rodes


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